Exhibit (a)(xi)

SUNAMERICA EQUITY FUNDS

(the “Trust”)

Amended and Restated

Designation of Series of Shares of Beneficial Interests in the Trust and

Designation of Classes

(Effective as of August 28, 2007)

WHEREAS, the Trustee(s) of the Trust, acting pursuant to Section 6.9 of the Declaration of Trust of the Trust, have previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”); and

WHEREAS, the Trustees of the Trust, effective as of the date set forth above, desire to amend and restate the Trust’s Prior Designations in their entirety as follows;

NOW THEREFORE, the Trustee(s) of the Trust do hereby amend and restate the Trust’s Prior Designations in their entirety as follows with respect to the establishment and designation of the following Series of the Trust and the Classes as listed below with respect to the identified Series of the Trust, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

Series	Classes
SunAmerica Blue Chip Growth Fund	A, B, C, I
SunAmerica Growth Opportunities Fund	A, B, C, I
SunAmerica New Century Fund	A, B, C
SunAmerica Growth and Income Fund	A, B, C, I
SunAmerica Balanced Assets Fund	A, B, C, I
SunAmerica International Equity Fund	A, B, C, I
SunAmerica Value Fund	A, B, C, I, Z
SunAmerica Disciplined Growth Fund	A, B, C
SunAmerica International Small-Cap Fund	A, B, C

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration. Each Share of each Class is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited. The number of authorized Shares of each Class is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent set forth in the Declaration), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 6.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time (“Prospectus”). The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

7. With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

8. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

9. The designation of any Series or Class hereby shall not impair the power of the Trustees from time to time to designate additional Series or Classes of Shares of a or terminate any one or more Series or Classes of a Series hereby designated.

10. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 28 day of August 2007.

/s/ Samuel E. Eisenstat	/s/ Peter A. Harbeck
Samuel E. Eisenstat	Peter A. Harbeck
as Trustee and not individually	as Trustee and not individually

/s/ William F. Devin	/s/ Stephen J. Gutman
William F. Devin	Stephen J. Gutman
As Trustee and not individually	As Trustee and not individually

/s/ Jeffrey S. Bururn	/s/ Dr. Judith L. Craven
Jeffrey S. Bururn	Dr. Judith L. Craven
As Trustee and not individually	As Trustee and not individually

/s/ William J. Shea
William J. Shea
As Trustee and not individually

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